Exhibit 8.2

July 8, 2008

CSK Auto Corporation

645 E. Missouri Avenue

Suite 400

Phoenix, Arizona 85012

Re: CSK Auto Corporation Merger

Ladies and Gentlemen:

We have acted as counsel to CSK Auto Corporation (“CSK”), a Delaware corporation, in connection with the acquisition by O’Reilly Automotive, Inc. (“O’Reilly”), a Missouri corporation, of CSK, pursuant to the Agreement and Plan of Merger dated as of April 1, 2008, by and among CSK, O’Reilly, and OC Acquisition Company, a Delaware corporation and a wholly owned subsidiary of O’Reilly (“Merger Sub”) (the “Merger Agreement”). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement. Pursuant to the Merger Agreement, (a) Merger Sub is offering to exchange between 0.3673 and 0.4285 of a share of O’Reilly common stock and $1.00 in cash, subject to reduction, for each share of CSK common stock, validly tendered and not properly withdrawn, and the associated common stock purchase rights (the “Offer”), (b) as soon as practicable after completion of the Offer, O’Reilly will cause Merger Sub to complete a merger with and into CSK, with CSK surviving the merger (the “Merger”) and, pursuant to the Merger, each outstanding share of CSK common stock (except for shares beneficially owned directly or indirectly by O’Reilly for its own account and any shares held in treasury by CSK) will be converted into the right to receive cash and shares of O’Reilly common stock at the same exchange ratio as used in the Offer, subject to appraisal rights to the extent applicable under Delaware law, and (c) immediately (or as soon as practicable) after the Merger O’Reilly will cause CSK to merge with and into OC Holding Company, LLC (the “LLC”), a Delaware limited liability company and a direct wholly owned subsidiary of O’Reilly, with the LLC surviving such Merger (the “LLC Merger”) if necessary to preserve the intended tax treatment of the Offer and the Merger together as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

You have requested that we render the opinion set forth below. In rendering this opinion, we have reviewed (without any independent investigation) (i) the Merger Agreement, (ii) the registration statement on Form S-4 filed with the United States Securities and Exchange

CSK Auto Corporation

July 8, 2008

Commission on June 11, 2008, as amended on June 20, 2008 and as further amended through the date hereof (the “Registration Statement”), (iii) the representation letters delivered by CSK, O’Reilly, Merger Sub, and the LLC to us for the purposes of this opinion (the “Representation Letters”) and (iv) such other documents as we have deemed necessary or appropriate. We have we have also assumed and relied upon (without any independent investigation or examination thereof) the following:

(a) The truth and accuracy at all relevant times of the facts, statements, covenants, and representations and warranties contained in the Merger Agreement, the Registration Statement, and the Representation Letters.

(b) The consummation of the proposed transaction in accordance with the terms set forth in the Merger Agreement and as described in the Registration Statement, without any waiver, breach or amendment of any material provision thereof, and the performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provision thereof.

(c) The accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification, and as to all matters in which a person or entity is making a representation, that such person or entity is not a party to, does not have, and is not aware of, any plan, intention, understanding or agreement inconsistent with such representation, and there is no such plan, intention, understanding, or agreement inconsistent with such representation.

(d) The authenticity of original documents (including signatures) submitted to us, legal capacity of all natural persons, the conformity to the originals of documents submitted to us as certified, conformed, photostatic or electronic copies, the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, and the validity and enforceability of the Merger Agreement and such other documents.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Offer, Merger, and the LLC Merger (if any) together will constitute a reorganization within the meaning of Section 368(a) of the Code.

This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations, published rulings and procedures and such other authorities as we have considered relevant, all as in effect on the date of this opinion. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that

CSK Auto Corporation

July 8, 2008

future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Offer, the Merger, and the LLC Merger (if any), or any other transaction (including any transaction undertaken in connection with the foregoing).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material United States Federal Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP